                                                                     EXHIIT 12.1

                                            1996        1997        1998        1999       2000      Sept 1999    Sept 2000
                                           ------      ------      -------     ------     -------    ---------    ---------
Income before income taxes and
  extraordinary item                       51,845      59,988       96,582     23,703     162,940      60,503     (325,642)

Fixed Charges
    Interest expense                        9,112      14,347       32,170     60,488      82,689      37,327       60,088
    Portion of the rental expense
      representative of the interest
      expense component                     2,276       3,043        5,408      9,161      16,393       8,197       11,041

    Total Fixed Charges                    11,388      17,390       37,679     69,649      99,082      45,524       71,129

Earnings                                   83,233      77,378      134,161     93,352     262,022     106,027     (254,513)

Ratio of Earnings to Fixed Charges           5.55        4.45         3.57       1.34        2.64        2.33        (3.58)